SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   Form 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): June 25, 1997


                                 HEALTHSOURCE, INC.
             (Exact Name of Registrant as Specified in Charter)


                                  New Hampshire
               (State or Other Jurisdiction of Incorporation)


             1-11538                                 02-0387748
     (Commission File Number)           (IRS Employer Identification No.)


     Two College Park Drive,                           03106
     Hooksett, New Hampshire                         (Zip Code)
     (Address of Principal Executive Offices)


     Registrant's telephone number, including area code:  (603) 268-7000


                                Not Applicable
         (Former name or former address, if Changed Since Last Report)


     ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.

          On June 25, 1997, CIGNA Corporation, a Delaware corporation ("CIGNA"), through CHC Acquisition Corp., a New Hampshire corporation and an indirect, wholly owned subsidiary of CIGNA ("CHC"), accepted for purchase 63,260,468 shares of the common stock, par value $.10 per share (the "Shares"), of Healthsource, Inc., a New Hampshire corporation (the "Company"), that had been validly tendered and not withdrawn pursuant to CHC's tender offer for all of the outstanding Shares at $21.75 per Share, net to the seller in cash (the "Offer"). The Offer was made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 27, 1997, by and among the Company, CIGNA and CHC, which provides for, among other things, the making of the Offer by CHC and, following the consummation of the Offer, the merger of CHC with and into the Company.

          The Shares purchased pursuant to the Offer constitute approximately 98% of the Shares issued and outstanding.

          The aggregate purchase price for the Shares purchased pursuant to the Offer was $1,375,915,179. CHC obtained all funds needed for such purchase through a capital contribution from CIGNA or its affiliates. CIGNA obtained such funds from cash-on-hand and short-term and long-term borrowings at market interest rates.

          In accordance with the terms of the Merger Agreement, effective upon payment being made for the Shares, Merwyn Bagan, M.D., Robert
     H. Bilbro, M.D., J. Harold Chandler, Robert A. Leipold, M.D., Paul
     D. Baron, M.D., Robert S. Cathcart, III, M.D., Daniel F. Eubank, M.D., and David W. Schall, M.D. will resign from the Board of Directors of the Company, and H. Edward Hanway, Joseph M. Fitzgerald, William M. Pastore and W. Allen Schaffer, M.D. will be appointed to fill the resulting vacancies. Norman C. Payson, M.D. and Francis G. Middleton, M.D. will remain on the Board of Directors of the Company until consummation of the Merger of CHC with and into the Company, which is expected to occur on or about July 31, 1997.

          To the knowledge of the Company, there are no arrangements, including any pledge by and person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.


                                   SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


     Date:  June 26, 1997
                                        HEALTHSOURCE, INC.

                                        By: /s/ Joseph M. Zubretsky
                                           __________________________
                                        Name:   Joseph M. Zubretsky
                                        Title:  Chief Financial Officer